      EXHIBIT 10.1

Greystone Partners II LP
222 W. Las Colinas Blvd.
Suite 2100
Irving, Texas 75039

March 5, 2009

Sunrise Senior Living, Inc.
Sunrise Development, Inc.
Sunrise Senior Living Investments, Inc.
Attn.: Mr. Mark S. Ordan
Chief Executive Officer
7902 Westpark Drive
McLean, Virginia 22102

Re:	Acquisition of Greystone Communities, Inc., Greystone Development Company, LLC and Greystone Development Company II LP
(collectively, the “Companies’) and certain other interests from Sunrise Senior Living, Inc. (“SSLI”), Sunrise Development, Inc.
(“SDI”) and Sunrise Senior Living Investments, Inc. (“SSLII”) (together with their affiliates other than the Companies, “Sunrise”)

     This Letter Agreement (herein so-called) sets forth the agreement between Sunrise and Greystone Partners II LP, an entity controlled by Mike Lanahan and Paul Steinhoff (“Buyer”), for: (i) the purchase by Buyer of all of the outstanding stock, membership interests and partnership interests of the Companies (collectively, the “Company Interests”) from SDI; and (ii) the purchase by Buyer or one or more entities designated by Buyer (collectively, “Seed Capital Investors”) of SSLII’s interests in certain seed capital partnerships (collectively, the “Seed Capital Partnerships”) listed in Section 1 of the Seed Capital Partnerships paragraph below.

Purchase of Company Interests

1. SDI will sell to Buyer and Buyer will purchase from SDI all of the Company Interests.

2. The purchase price for the Company Interests (“Company Interests Purchase Price”) will be payable as follows:

a.	$1,500,000 cash;

b.	$2,000,000, non-interest bearing thirty (30) day note (the “$2.0MM Note”);

c.	$6,000,000 seven (7) year note (the “$6.0MM Note”) bearing interest at 10% per annum for the first five (5) years and 12% per annum thereafter, with interest only payable on a quarterly basis through June 30, 2010 and equal quarterly payments of principal and interest payable over the remaining six (6) years based on a nine (9) year amortization rate and a balloon payment at the end of the seven (7) year term; and

d.	$2,500,000 non-interest bearing note (the “Cash Flow Note”) payable in installments of principal equal to fifty percent (50%)
of all cash distributions made by Buyer to its partners in excess of distributions made to cover their federal and state income taxes on taxable income from Buyer. Any principal amount remaining unpaid will be due and payable at maturity on March 31, 2029. The
Cash Flow Note will also contain a provision that any related party transactions will only be made pursuant to commercially reasonable terms.

3. Each of the Notes (hereinafter defined) will contain: (i) rights of offset in favor of Buyer for any and all amounts definitively due (either by final agreement or judgment or otherwise) now or in the future from Sunrise to Buyer pursuant to this transaction or any matters related thereto; and (ii) a single right of first refusal in favor of Buyer to purchase such Note in the event of a sale of the Note by Sunrise (the price to be paid by Buyer being the then-offered purchase price or, if offeror is not a third party independent of Sunrise, its fair market value); provided, however, that in the event such Note is sold within a package of assets, the price to be paid by Buyer shall be the lesser of the allocated price (if there is one) or its fair market value as determined by an independent, mutually agreed appraiser. The $2.0MM Note and the $6.0MM Note will be secured by a security interest in the Company Interests. In addition, payment of the $2.0MM Note will be guaranteed by Mike Lanahan and Paul Steinhoff.

Seed Capital Partnerships

1. SSLII will sell to the Seed Capital Investors and the Seed Capital Investors will purchase from SSLII all of SSLII’s interests in the following Seed Capital Partnerships (collectively, the “Seed Capital Interests”): (i) Boise, Idaho; (ii) Carmel, Indiana; (iii) Fort Worth, Texas; (iv) Kirkwood, Missouri; and (v) Elmhurst, Illinois. The purchase price for the Seed Capital Interests will be $7,250,000 and will be payable, at Closing, as follows:

a.      $500,000 cash;

b.      $3,700,000, non-interest bearing forty-five (45) day note (the “$3.7MM Note”);

c.      $3,050,000, non-interest bearing forty-five (45) day note (the “Seed Capital Note”), which will be paid as a cash contribution on Sunrise’s behalf into the Seed Capital Partnerships as detailed on Exhibit “A” to satisfy Sunrise’s legal obligations to contribute funds to such Seed Capital Partnerships. The $3.7MM Note and the Seed Capital Note will be secured by a security interest in the Seed Capital Interests. The $2.0MM Note, the $6.0MM Note, the Cash Flow Note, the $3.7MM Note and the Seed Capital Note are herein referred to, collectively, as the “Notes”.

d.      Execution of a Net Proceeds Agreement in favor of Sunrise from the Seed Capital Investors providing for a contractual payment obligation to Sunrise as follows:

           (i)      for each of the Seed Capital Interests other than Fort Worth, 35% of the net proceeds (“Net Proceeds”) received by the Seed Capital Investors with respect to the Seed Capital Interest purchased from Sunrise;

           (ii)      with respect to the Fort Worth Seed Capital Interest, the same 35% of Net Proceeds received, but specifically deducting from the calculation of Net Proceeds the first $2,400,000 of amounts received by Senior Quality Lifestyles, Inc. or its affiliates or successors-in-interest with regard to its or their investment in the Seed Capital Investor which acquires the Fort Worth Seed Capital Interest; and

           (iii)      payments under the Net Proceeds Agreement will be due only if, as and when Net Proceeds are received by the Seed Capital Investors, and Sunrise agrees that the Net Proceeds will not include any amounts received by the Seed Capital Investors with respect to subsequent seed capital investments in the Seed Capital Partnerships as long as the terms of such investments are no more favorable than the terms afforded to the other partner(s) of such Seed Capital Partnerships that are not affiliated with the Seed Capital Investors.

2. The Seed Capital Partnership Agreements will be amended at Closing to admit the Seed Capital Investors as limited partners and to reflect the withdrawal of Sunrise.

3. Sunrise will not be subject to any future capital calls, claims or liabilities relating to the Malden, Massachusetts partnership and shall be indemnified and held harmless by the general partner of the Malden partnership from any such future liability.

Additional Matters

1. Sunrise confirms to Buyer that approval of these terms and authorization to execute detailed agreements and close the transaction has been obtained from the Sunrise Board.

2. Prior to Closing, the Companies will be operated in the ordinary course of business and no distributions or other payments or liabilities will be made to or created in favor of Sunrise.

3. All executive employment agreements (including post employment non-compete covenants) with Sunrise will be terminated at Closing.

4. Messrs. Lanahan, Steinhoff and Schiff will receive the Sunrise shares set forth on Exhibit “B” hereto, which shares have been earned by them but never received.

5. All inter-company payables and receivables between the Companies and their subsidiaries and Sunrise will be cancelled prior to Closing.

6. Sunrise will retain all responsibility for the following, with offset rights for amounts definitively due (either by final agreement or judgment or otherwise) against the Notes securing Sunrise’s obligations where appropriate:

 a. State, local and federal taxes allocable to periods prior to Closing;

 b. Identified lawsuits and claims accruing prior to Closing, excluding any employee liabilities from recent layoffs;

 c. Any debts or other obligations of the Companies incurred, created or caused by Sunrise or its employees and not known to those officers of the Companies who are affiliated with the Buyer; and

 d. Liabilities caused by Sunrise or its employees, related to violations of governmental laws and occurring prior to the Closing.

The parties hereto hereby affirm that all known items arising pursuant to susections (a)-(d) of this Section 6 are listed on Exhibit “C” hereto and that the parties have no actual awareness, after due inquiry, of any other items arising under those subsections.

In addition to liabilities specifically retained or assumed by the Buyer above or elsewhere herein, the Buyer shall be responsible for all liabilities accruing post-Closing, including, without limitation, all severance and other employee related liabilities and liabilities relating to the Greystone headquarters office lease. Greystone Communities, Inc. shall indemnify and hold harmless Sunrise for the office lease and Buyer shall indemnify and hold harmless Sunrise for all other such liabilities.

7. Greystone will draft the announcement of the transaction and coordinate timing and release of same. Sunrise will have the right to approve the text and timing of any announcement or disclosure.

8. All Sunrise executives will resign their positions with the Companies at Closing.

9. The parties will take all actions necessary or appropriate to close the transaction contemplated hereby (“Closing”) as soon as reasonably possible, but no later than Monday, March 16, 2009.

10. Sunrise will file all tax returns for the Companies and pay all taxes accruing for periods prior to the Closing, Returns for calendar year 2009 will be filed by the Companies when due. Federal income for calendar year 2009 will be allocated between Sunrise and Buyer based on the number of calendar days that elapse before and after the Closing. State and local income, franchise and other taxes will be prorated for 2009, with a post-closing adjustment to be made to the Company Interests Purchase Price and paid by Sunrise to the Companies as such taxes become due.

11. Sunrise will continue to provide the employment and payroll support services that it is currently providing for the Edgehill community. Buyer agrees to transition employment of the Edgehill community employees to Buyer or its designee within sixty (60) days after the Closing, and to transition all insurance responsibility for the Edgehill community within ninety (90) days after the Closing.

12. Before and after Closing, Sunrise will provide Buyer with access to and copies of all books, records and other information relating to the Companies and in the possession, custody or control of Sunrise, and will take all actions and execute all documents reasonably necessary to effect the transaction.

After Closing, Buyer will provide Sunrise with similar access for purposes of preparing tax returns and other required filings.

13. The parties will make customary representations and warranties to each other concerning existence, authorization, non-contravention, title, no brokers’ fees and similar matters.

14. This Letter Agreement, all agreements executed in connection herewith and all other matters arising out of or relating hereto or thereto will be governed by and construed in accordance with laws of the State of Texas. All disputes arising in connection herewith and in connection with the transactions and documents arising herefrom will be resolved by mediation and arbitration in Dallas, Texas, in accordance with the procedures outlined in Exhibit “D” attached hereto.

15. Each party executing this Letter Agreement hereby represents and warrants that: (i) he has been duly authorized and empowered to execute the same on behalf of the entity for which he signs; and (ii) the execution, delivery and performance of this Letter Agreement by each party hereto has been duly and validly authorized by all necessary action under such party’s constituent documents.

16. SSLI will unconditionally guarantee the full and timely payment and performance by SDI and SSLII of their respective obligations under the agreements and transactions arising in connection with the subject matter of this Letter Agreement.

17. This Letter Agreement is intended to be a binding agreement among the parties hereto, and the parties agree to execute definitive documentation consistent with the terms hereof. The definitive documentation will include, as a closing condition, the approval of this transaction by the Sunrise lender group that is led by Bank of America.

[Signatures on following page.]

Should the above terms be acceptable to Sunrise, please execute where indicated below.

Greystone Partners II LP,
a Texas limited partnership

By: Greystone Partners II GP, LLC its general partner

By: By: /s/ Paul F. Steinhoff
Paul F. Steinhoff, Jr., President

AGREED TO AND ACCEPTED BY:

Sunrise Senior Living, Inc.,
a Delaware corporation

By: /s/ Richard J, Nadeua
Name: Richard J. Nadeua
Its: Chief Financial Officer

Sunrise Development, Inc.,
a Virginia corporation

By: /s/ Julie Pangelinan
Name: Julie A. Pangelinan
Its: Chef Accounting Officer & Treasurer

Sunrise Senior Living Investments, Inc.,
a Virginia corporation

By: /s/ Julie Pangelinan
Name: Julie A. Pangelinan
Its: Chef Accounting Officer & Treasurer